Exhibit 10.65

MANAGEMENT AGREEMENT

This Management Agreement (“Agreement”) is made effective as of the last date on which it is signed by one of the parties (the “Effective Date”), by and between [________] , a [Delaware limited liability company], whose principal place of business is 405 Park Avenue, New York, NY 10022 (hereinafter referred to as “Owner”), and AMERICAN REALTY CAPITAL HOSPITALITY GRACE PORTFOLIO, LLC, a Delaware limited liability company, whose principal place of business is 405 Park Avenue, New York, NY 10022 (hereinafter referred to as “Manager”). Although this Agreement is a binding contract as of the Effective Date, its Term (defined below) shall not commence, and the parties’ respective obligations incident to the day-to-day management of any Hotel (defined below) shall not commence, until the later to occur of (1) the approval of this Agreement by the holder of the Mortgage (defined below) (or such holder’s servicer or other agent) as required under the terms of the Mortgage; and (2) the successful closing of the purchase and sale of such Hotel by Property Owner, which such later occurring date will be documented in a writing from Owner to Manager at least 30 days in advance (the “Management Commencement Date”). If the Management Commencement Date with respect to any Hotel does not occur on or before [_____] [_], [___], then this Agreement shall automatically terminate with respect to that Hotel with no liability to either party.

RECITATIONS

WHEREAS, Owner is the operating lessee of that certain hotel more fully described in Exhibit A attached hereto (the “Hotel”), which is leased pursuant to the lease (the “Lease”) between Owner and [___________], which is the owner of the Hotel (“Property Owner”); and

WHEREAS, subject to the terms and provisions of this Agreement, Owner desires to have Manager manage and operate the Hotel; and

WHEREAS, Manager is willing to perform such services as agent of and for the account of the Owner in accordance with the terms hereof.

NOW THEREFORE, in consideration of the foregoing recitals and the premises and the mutual covenants herein contained, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

Section 1.1    Accounting Period. The term Accounting Period as used in this Agreement shall mean each of twelve (12) accounting periods of one (1) calendar month occurring each Fiscal Year.

Section 1.2    Affiliate. The term Affiliate as used in this Agreement shall mean (i) any Person directly or indirectly controlling, controlled by, or under common control with such Person, (ii) any officer, director, manager, member, or general partner of such Person, or (iii) any Person who is an officer, director, manager, member, general partner, or trustee of any Person described in clauses (i) and (ii) of this sentence. For purposes of this definition, the term “controls,” “is controlled by,” or “is under common control with” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract, or otherwise.

Section 1.3    Base Management Fee. The term Base Management Fee as used in this Agreement shall have the meaning set forth in Section 9.1 hereof.

Section 1.4    Consumer Price Index. The term Consumer Price Index as used in this Agreement shall mean the “Consumer Price Index” published by the Bureau of Labor Statistics of the United States Department of Labor, U.S. City Average, All Items for Urban Consumers (1982-1984 = 100) (CPI-U).

Section 1.5    FF&E.    The term FF&E as used in this Agreement shall mean furniture, furnishings, wall coverings, floor coverings, window treatments, fixtures and hotel equipment and vehicles.

Section 1.6    Fiscal Year. The term Fiscal Year shall mean a Calendar Fiscal Year starting on January 1 and ending on December 31 or portion thereof depending upon the Management Commencement Date (as defined in Section 1.11 hereof) and the applicable termination date (as determined under Section 11.1 hereof).

Section 1.7    GAAP. The term GAAP shall mean those accounting principles, conventions, rules, procedures, and practices, consistently applied, affecting all aspects of recording and reporting financial transactions which are generally accepted and applied to the hospitality industry by major international independent accounting firms.

Section 1.8    Gross Operating Revenues. The term Gross Operating Revenues as used in this Agreement shall mean all receipts, revenues, income and proceeds of sales of every kind received by Manager directly or indirectly from the operation of the Hotel including without limitation, amounts collected that had previously been written off as uncollectible accounts all determined in accordance with GAAP. Gross Operating Revenues shall exclude all sales and excise taxes and any similar taxes collected as direct taxes payable to taxing authorities; gratuities or service charges collected for payment to and paid to employees; credit or refunds to guests; proceeds of insurance, save and except for proceeds of insurance with respect to use and occupancy or business interruption insurance; proceeds of sales of real estate and/or FF&E; proceeds of refinancings; proceeds of condemnation; and any amounts written off as uncollectible accounts.

Section 1.9    Gross Operating Profit. The term Gross Operating Profit as used in this Agreement shall mean the excess, during each Fiscal Year (and proportionately for any period less than a Fiscal Year), of Gross Operating Revenues over expenses and deductions incurred in the operation of the Hotel by Manager in fulfilling its duties hereunder during such period, determined in accordance with GAAP and the accounting system established by the Uniform System (except as modified by this Agreement and where GAAP and the Uniform System conflict, GAAP shall control). In arriving at Gross Operating Profit, all expenses shall be proper deductions from Gross Operating Revenues insofar as they relate to the operation of the Hotel including all franchise fees, license fees, and direct out-of-pocket charges of employees of Manager or its Affiliates as well as corporate charges (as described below and to the extent set forth in the Annual Business Plan); provided, however, in arriving at Gross Operating Profit, there shall be no deduction for the Base Management Fees, Incentive Fee or any of the following fixed charges: property taxes, property insurance, capital leases, reserve for replacements and debt service and/or lease payments.

Out-of-pocket costs and corporate charges include, but are not limited to the following:

(a)	travel costs for corporate staff traveling specifically on behalf of or for the benefit of the Hotel;

(b)
express mail and regular postage for items sent specifically to or on behalf of the Hotel, which would include accounts payable checks, weekly invoices and accounting information to and from the Hotel, payroll checks and reports from ADP and other documents necessary for the efficient operation of the Hotel;

(c)	telephone and fax costs specifically for the Hotel, tracked on an individual call basis;

(d)	costs of photocopying specifically for the Hotel, tracked electronically by copier code;

(e)	certain corporate charges, which are billed on a consolidated or group basis to all hotels operated by Manager and are allocated to the individual hotels, including but not limited to:

(i)    Smith Travel Research reports;
(ii)    Human Resource forms, including employment applications,                 pamphlets, newsletters, employee manuals and other employment                 related forms;
(iii)    costs for envelopes and check stock for accounts payable allocated                 on an actual check processed basis;
(iv)    ADP payroll processing costs billed on a per active employee                 contract basis;
(v)    record storage charges for the Hotel, which is based on mandatory                 record     retention schedules;
(vi)    prorated share of the costs for regional and national conferences                 attended by employee(s) of the Hotel.

All of the items set forth in items (a)-(e) above shall be reimbursable to the Manager solely to the extent approved in the Annual Business Plan and, for the items in (e) above, to the extent set forth in a separate schedule of corporate charges in such Annual Business Plan.

Section 1.10    Incentive Fee. The term Incentive Fee as used in this Agreement shall have the meaning set forth in Section 9.2 hereof.

Section 1.11    Management Commencement Date.     The term Management Commencement Date as used in this Agreement shall have the meaning set forth in the preamble hereof.

Section 1.12    Net Operating Income. The term Net Operating Income as used in this Agreement shall mean Gross Operating Profit less the Base Management Fees, property taxes, insurance, capital leases, reserve for replacements and/or lease payments.

Section 1.13    Operating Funds. The term Operating Funds as used in this Agreement shall have the meaning set forth in Section 6.2 hereof.

Section 1.14    Person.     The term Person as used in this Agreement shall mean any individual, partnership (whether general or limited and whether domestic or foreign), limited liability company, corporation, trust, estate, association, custodian, nominee, or other entity.

Section 1.15    RevPAR. The term RevPAR as used in this Agreement shall mean revenue per available room.

Section 1.16    STR Report.    The term STR Report as used in this Agreement shall mean the RevPAR Index included in the STR Report produced by Smith Travel Research or, if Smith Travel Research no longer is in existence at any time during the Term, the substantially similar report of the successor of Smith Travel Research or such other industry resource that is equally as reputable as Smith Travel Research will be substituted, in order to obtain substantially the same result as would be obtained if Smith Travel Research has not ceased to be in existence.

Section 1.17    Target Net Operating Income. The term Target Net Operating Income as used in this Agreement shall mean Net Operating Income agreed to by Manager and Owner in the annual budgeting process which will be utilized to determine Manager’s Incentive Fee in accordance with Section 9.2. If the Manager and Owner cannot agree on Target Net Operating Income, then the Target Net Operating Income for that fiscal year shall be the budgeted Net Operating Income.

Section 1.18    Uniform System. The term Uniform System as used in this Agreement shall mean the Uniform System of Accounts for Hotels, “Tenth Revised Edition”, 2006, as revised and adopted by the Hotel Association of New York City, Inc., from time to time, and as modified by applicable provisions of this Agreement.

Other terms are defined in the Recitations and the further provisions of this Agreement, and shall have the respective meanings there ascribed to them.

ARTICLE II
ENGAGEMENT OF MANAGER AND

COMMENCEMENT OF MANAGEMENT OF THE HOTEL

Section 2.1    Engagement of Manager to Manage Hotel. Owner hereby appoints Manager as Owner’s exclusive agent, subject to the terms of this Agreement, to supervise, direct and control the management and operation of the Hotel, and Manager hereby undertakes and agrees to perform, as the agent of and for the account of Owner, all of the services and to comply with all of the provisions of this Agreement, upon all of the terms and conditions hereinafter set forth and agrees to devote the necessary amount of attention and energies to ensure the diligent performance of its responsibilities hereunder. In performing the services and duties set forth in this Agreement, Manager shall provide services of at least the same quality and standards provided by Manager or any of its Affiliates for any other hotels managed by Manager or any of its Affiliates. Manager shall have no right or authority, express or implied, to commit or otherwise obligate Owner or Property Owner in any manner whatsoever except to the extent specifically provided herein or specifically authorized in writing by Owner.

Section 2.2    [Intentionally omitted].

Section 2.3    Owner’s Properties. (a) Owner and Manager acknowledge that Property Owner or Owner retains title and ownership of the Hotel, and (subject to the provisions of this Agreement) Owner has the right to exclusively control the Hotel (and any other related assets that may be held from time to time by Property Owner or Owner, respectively) and that Manager will not acquire title to, ownership or control of, any interest in or any rights whatsoever in or with respect to the Hotel (or such other assets), or any income, receipts, proceeds or revenues deriving from any of the foregoing except as expressly authorized herein. If for any reason Manager acquires title or ownership to any interest in the Hotel (or to the income, receipts, proceeds or revenues deriving therefrom), all such items shall be held in trust by Manager for the benefit of Owner and promptly turned over to Owner.

(b)    During the Term, and at all times thereafter, subject to applicable law, all customer files and guest lists attributable to the Hotel (collectively, “Owner’s Materials”) shall be and remain the property of Owner. Manager hereby acknowledges that it has no right, title or interest in or to Owner’s Materials, other than in performing its obligations hereunder, and agrees, in each instance subject to applicable law (i) not to claim any such interest, (ii) other than disclosure to the officers and directors of Manager, and the employees of the Hotel, as necessary for fulfillment of such employees’ employment obligations, not to disclose or distribute Owner’s Materials to any third person except as required by applicable law, (iii) not to use Owner’s Materials for any purpose other than in connection with operation of the Hotel, and (iv) upon the expiration or earlier termination of this Agreement, to cease all use of Owner’s Materials and to return to Owner all copies of Owner’s Materials in its possession, and to otherwise comply with the terms and conditions of this Agreement, including, without limitation, Section 11.4 hereof. During the Term, subject to applicable law, Owner’s Materials shall be immediately available for inspection by Owner upon notice to Manager at Manager’s principal business office.

Section 2.4    Manager’s Right to Assign its Rights and Obligations. Any right or obligation of Manager under this Agreement may be assigned by Manager to a hotel management company approved by Owner (“Sub-Manager”). Upon any such assignment, references herein to “Manager” shall be deemed to refer to Sub-Manager except to the extent that such a reference does not make sense (the parties’ intent being that although the Manager will remain ultimately responsible hereunder, Sub-Manager will undertake as many of Manager’s obligations and responsibilities as is feasible; Manager shall be the final arbiter of whether a particular reference to Manager does not include Sub-Manager).

ARTICLE III
OPERATION OF THE HOTEL
AFTER THE MANAGEMENT COMMENCEMENT DATE

Section 3.1    Authority of Manager. On and after the Management Commencement Date, the Manager shall have the exclusive authority and duty to direct, supervise, manage and operate the Hotel in an efficient and economical manner and to determine the programs and policies to be followed in connection therewith, all in accordance with the provisions of this Agreement and the approved Annual Business Plan (or the Annual Business Plan being used pursuant to Article VIII hereof). Subject to the provisions of this Agreement, Manager shall have the authority and duty to:

A.    Subject to Section 3.3 hereof, recruit, employ, relocate, pay, supervise, and discharge all employees and personnel necessary for the operation of the Hotel. Included in the foregoing shall be the determination of all personnel policies.

B.    Establish all prices, price schedules, rates and rate schedules, rents, lease charges, concession charges, all within the parameters of the approved Annual Business Plan (or the Annual Business Plan being used pursuant to Article VIII hereof); provided, “trade-outs” in excess of one thousand dollars ($1,000) per Accounting Period shall require the prior written approval of Owner.

C.    Administer leases, license and concession agreements for all public space at the Hotel, including rooftop leases and licenses, cell tower leases and licenses and egress and ingress agreements, stores, office space and lobby space. Manager shall also negotiate and enter into, in the name of Owner and executed by Manager on behalf of Owner any such lease, license or concession (excluding rooftop leases and licenses, cell tower leases and licenses and egress and ingress agreements) subject to the prior written approval of Owner. Manager acknowledges that Owner shall be responsible for negotiation and execution of all rooftop leases and licenses, cell tower leases and licenses and egress and ingress agreements.

D.    Negotiate and enter into, on behalf of the Owner, service contracts and licenses required in the ordinary course of business in operating the Hotel; provided, however, any contract shall require the prior written approval of Owner if such contract (i) cannot be terminated, without cause and without the payment of any termination fee or similar payment, upon thirty (30) days prior written notice or (ii) requires payments to, or from, the Hotel in excess of $25,000 per year.

E.
Notify Owner promptly of (i) any lawsuits, arbitration proceedings, condemnation proceedings or other governmental orders or actions, or any threat thereof, (ii) any non-compliance with or violation of applicable law, (iii) any material physical damage to the Hotel or FF&E or (iv) any other events or material information becoming known to Manager which might adversely affect the Hotel, Owner, or Property Owner.

F.
At Owner’s cost, keep the Hotel, including, without limitation, sidewalks, signs, parking lots and landscaping, in a safe, clean, and sightly condition and institute and effectuate a preventative maintenance program.

G.
Use commercially reasonable efforts to comply with (and monitor Owner’s and Property Owner’s compliance with) all applicable laws, all terms, conditions and obligations of Owner and/or Property Owner under all mortgages, loan agreements (including any cash management provisions contained therein), other contracts and restrictive covenants and reciprocal easement agreements (or similar instruments encumbering the Hotel), including, without limitation, the franchise agreement and promptly advise Owner of any violations thereof or defaults thereunder.

H.
Notify Owner and applicable insurance carriers in the manner required by the applicable policy of any fire or other casualties occurring in, on or about the Hotel and any damage to the Hotel and file customary loss and other reports in connection therewith. Notify applicable general liability insurance carriers and Owner promptly of any personal injury or property damage occurring to or claimed by any guest of the Hotel or third party on or with respect to the Hotel of which Manager has knowledge and promptly forward to the carrier any legal documents served upon Manager relating to potential liability, with copies to Owner of all such documents.

I.
To the extent within Manager’s control, comply with all present and future laws, ordinances, orders, rules, regulations and requirements of all federal, state and local jurisdictions and of the local board of fire underwriters having jurisdiction in the county in which the Hotel is located or any other body exercising functions similar to the foregoing or any appropriate insurance carriers; provided that (i) Owner has approved any action necessary for such compliance, if Owner’s approval is required hereunder and Owner has approved the expenditure of any funds necessary for such compliance and (ii) if such compliance requires the actions or approval of third parties, Manager shall be obligated to use commercially reasonable efforts to cause such third parties to so comply or approve.

J.
Provide recommendations to Owner (on no less than an annual basis and more frequently, if and to the extent reasonably required by Owner) regarding (and when approved by Owner, institute and implement), appropriate sales, marketing and promotional services, including definition of policies, determination of annual and long-term objectives for advertising, occupancy levels, room rates, hotel revenues, clientele structure, sales terms and other marketing services.

K.
Comply in all material respects with all applicable laws with respect to collecting, accounting for and paying to the appropriate governmental authorities all applicable excise, sales and use taxes and other similar governmental charges resulting from the operation of the Hotel.

L.	Establish accounting systems and internal controls as may be required by applicable law.
Notwithstanding anything to the contrary herein, Manager shall have no authority, without the prior written consent of Owner, to (i) sell or in any way hypothecate the Hotel or any of Owner’s Materials, (ii) sign any document in the name or on behalf of Owner or Property Owner, except pursuant to a duly authorized and executed power of attorney or as expressly authorized herein or (iii) act on behalf of, or hold itself out as having authority to act on behalf of, Owner or Property Owner in any manner which is beyond the scope of the terms of this Agreement.
Section 3.2    Employees. Manager or an Affiliate of Manager shall be the employer of all employees in the Hotel. Manager’s agents and employees shall be acting as the agent of the Owner. Manager or shall have complete authority over pay scales and all benefit plans, subject to Owner’s approval of the Annual Business Plan described in Article VIII hereof; provided, however, Manager’s methodology and calculation of bonuses shall be subject to the prior written approval of Owner.
Section 3.3    Key Hotel Management Personnel. With respect to the General Manager of the Hotel (the “Key Hotel Management Personnel”), Owner shall have the following rights:

A.	Owner shall have the right to approve the appointment of any Key Hotel Management Personnel at the Hotel.

B.
Manager shall provide to Owner at least thirty (30) days prior notice of any transfers of Key Hotel Management Personnel from the Hotel and Manager shall permit Owner to speak with any such Key Hotel Management Personnel regarding possible continued employment at the Hotel. In addition, Manager agrees that it shall not hire or solicit for employment, directly or indirectly, any such Key Hotel Management Personnel during the ninety (90) day period preceding any termination of this Agreement.

C.	Without the prior written consent of Owner, no Key Hotel Management Personnel shall perform services for any other hotel or serve in any regional or supervisory capacity for Manager.

Notwithstanding the foregoing, nothing in this Agreement shall prohibit Manager from terminating or disciplining any Key Hotel Management Personnel in accordance with Manager’s employment practices, policies and procedures consistently applied.

In addition, Manager shall not enter into any neutrality, card-check, accretion, collective bargaining or other similar agreement (a “Union Agreement”) without the prior written approval of Owner and Manager shall immediately provide written notice to Owner if any union organizational or similar activities occur at the Hotel or with respect to any employees of the Hotel. Manager represents and warrants to Owner that neither Manager nor any of its Affiliates are bound to any Union Agreement which would bind the Hotel or any employer of employees of the Hotel.

Section 3.4    Purchases from Manager’s Affiliates and National Account Vendors. Manager shall be permitted to utilize both Manager’s Affiliates and the national account vendors of Manager or Manager’s Affiliates in contracting for goods or services for the Hotel; provided, however, if Owner demonstrates to Manager that another vendor will provide the same goods or services at a cost below the cost of the goods or services obtained through Manager’s Affiliate or the national account vendor and on equal terms and quality, Owner may require Manager to purchase such goods or services from such other vendor following the expiration or termination of the then existing contract for such goods and services and any and all rebates, commissions or similar payments received by Manager in connection with such purchasing shall be allocated and paid, on a ratable basis, to the hotels (including the Hotel) that participate in such purchasing programs.

Section 3.5    No Direct Competition. Except for the hotels set forth on Exhibit B, Manager hereby agrees that without the prior written consent of Owner, neither Sub-Manager, nor any of Sub-Manager’s Affiliates, shall own or manage any select service hotel that is (i) located in the downtown area of the City of Portland, Oregon and (ii) competes in the same market segment as the Hotel. In the event that Owner obtains knowledge that Manager or its Affiliate is violating this Section 3.5, Owner shall give Manager prompt notice of such violation and if Manager does not remedy such violation within such thirty (30) day period, Owner’s sole and exclusive remedy for such violation shall be to terminate this agreement without payment or penalty (other than payment of Base Management Fee, Incentive Management Fee, Accounting Fee, Shared Services fees and other reimbursements due to Manager through the effective date of termination) by written notice to Manager, such termination to be effective no sooner than sixty (60) days from the date of such notice.

Section 3.6    Shared Services. Solely to the extent approved by Owner in the Annual Business Plan, and to the extent more efficiently provided on a group or centralized basis rather than on an individual basis, Manager may provide certain services, however specifically excluding revenue management, accounting services, and supervision by regional operations managers, on a centralized/shared basis (“Shared Services”) to the Hotel and other similar hotels managed by Manager or its Affiliates. The Manager shall set forth any and all Shared Services on a separate schedule in the Annual Business Plan and the amounts budgeted for such Shared Services. Solely to the extent the costs of such Shared Services are approved by Owner in the Annual Business Plan (including the methodology and allocation methods used by Manager to determine such costs, all of which shall be substantiated to Owner by Manager with supporting documentation satisfactory to Owner), Manager shall be entitled to be reimbursed for the Hotel’s fair and equitable share of such costs reasonably incurred by Manager in providing such Shared Services on a system-wide basis to hotels managed by Manager or its Affiliates; provided however, that Owner’s costs will reflect the actual costs of such Shared Services and will not include additional costs or fees imposed by Manager. Owner is entitled to reimbursement from Manager of any excess fees paid to Manager if actual expenses for such Shared Services are below the allocated cost to Owner. Manager shall have no authority to add any Shared Services without prior written approval of Owner and Owner may terminate the Hotel’s participation in any Shared Services upon thirty (30) days prior written notice to Manager.

ARTICLE IV
OPERATING EXPENSES PAID BY OWNER

Section 4.1    Expenses Incurred by Manager on Behalf of Owner. Everything done by Manager in the performance of its obligations and all expenses incurred under this Agreement shall be for and on behalf of Owner and for its account. All debts and liabilities arising in the course of business of the Hotel are and shall be the obligations of Owner, and Manager shall not be liable for any of such obligations by reason of its management, supervision and operation of the Hotel for Owner. Unless expressly stated herein, neither Manager nor any of its Affiliates shall be obligated to advance any of its own funds to or for the account of Owner, nor to incur any liability unless Owner shall have furnished Manager with funds necessary for the discharge thereof prior to incurring such liability. Notwithstanding anything to the contrary contained in this Agreement, Manager shall pay from its own funds and Owner shall not be liable for any expenses, fees, penalties or similar amounts assessed by franchisor, in an amount not to exceed Three Thousand and No/100 Dollars ($3,000) in connection with remedying any failed inspections and/or failure of the Hotel to satisfy Guest Satisfaction Score (as determined by franchisor’s quality assurance program as promulgated in the franchisor’s manual (or any replacement program)) unless such failure was attributable to an ongoing or deferred renovation at the Hotel; or by inadequate staffing; lack of, or inadequate quality of, supplies; or inadequate maintenance due to directions of Owner or Owner’s failure to provide sufficient funds to prevent such inadequacies.

ARTICLE V
COMPLIANCE WITH LAWS

Section 5.1    Compliance by Manager and Owner After Management Commencement Date. Manager shall make all reasonable efforts, at expense of Owner, to comply with all laws, rules, regulations, requirements, orders, notices, determinations and ordinances of any governing authority, including, without limitation, the state and local liquor authorities, the Board of Fire Underwriters and the requirements of any insurance companies covering any of the risks against which the Hotel is insured. If the cost of compliance exceeds Two Thousand Five Hundred Dollars ($2,500) in any instance, Manager shall promptly notify Owner, and Owner shall promptly provide Manager with funds for the payment of such costs.

Section 5.2    Owner’s Right to Contest or Postpone Compliance. With respect to a violation of any such laws or rules as described in Section 5.1 hereof, Owner shall have the right to contest any of the foregoing and postpone compliance pending the determination of such contest, if so permitted by law and not detrimental to the operation of the Hotel but in such event, Owner shall indemnify and hold harmless Manager from any loss, cost, damage or expense, as a result thereof (but excluding any loss, cost, damage or expense resulting from Manager’s failure to notify Owner of the need to comply with a law or rule, of which Owner would not otherwise have notice).

ARTICLE VI
BANK ACCOUNTS AND OPERATING FUNDS

Section 6.1    Bank Accounts. (a) All monies including credit card receipts received by Manager in the operation of the Hotel shall be deposited on a daily basis in accounts, in the name of Owner, in the bank or trust company that is convenient to the physical location of the Hotel, as recommended by Manager and approved by Owner (the “Operating Account”). Whenever possible, the choice of bank will be affiliated with Wells Fargo or other bank recommended by Manager and approved by Owner (the “Master Bank”). Manager shall pay all operating expenses of the Hotel and any fees or compensation of any kind due it pursuant to this Agreement in accordance with the provisions of this Agreement from the Operating Account or the accounts described in Section 6.1(b). However, for payments to vendors that require an electronic method of payment, Manager may remit payment to such vendors by ACH drafts or other electronic means drawn against the Operating Account.

(b)    The Manager will establish, or has established, a centralized payroll account and, as needed, a GM account at the Master Bank, from which the Manager shall pay expenses of the Hotel and any payroll or related expenses incurred in accordance with the provisions of this Agreement. The payroll account and GM account shall be funded from the Operating Account.

(c)    All accounts established pursuant to this Article VI shall be in the name of Owner, and the monies therein shall not be mingled with Manager’s other funds except for the centralized payroll account. Withdrawals from all accounts established pursuant to this Article VI shall be signed or initiated by representatives of the Manager, provided such representatives are bonded or otherwise insured. Representatives of the Owner shall be included as signatories on all accounts established pursuant to this Article VI.

(d)    Manager agrees to comply with the requirements of Property Owner’s and/or Owner’s lenders with respect to payments to lockbox accounts, including establishing separate accounts as required by lender.

(e)    If requested by Owner, Manager shall submit to Owner within ten (10) calendar days after the end of each Accounting Period a consolidated report detailing the flow of cash into and out of the Operating Account, including investment income, cash deposits, credit card deposits, payroll checks paid, operating expense checks paid, ACH drafts and/or other electronic payments, wires transmitted to Owner and any other use of cash. This report must also reconcile to the sum of the individual general ledger cash balances of the Hotel.

(f)    The cash management and account deposit procedures may be changed from time to time by Owner in connection with any financing requirements and Manager agrees to fully cooperate with Owner and with Property Owner’s and/or Owner’s lenders.

Section 6.2    During the Term of this Agreement, Owner shall maintain cash in the Operating Account (“Operating Funds”) in a sufficient amount to properly operate the Hotel. If at any time during the Term, the funds in the Operating Account fall below the Minimum Balance (as defined below), Owner shall deposit in the Operating Account additional funds in an amount equal to the difference between the funds therein and the Minimum Balance. The minimum balance (the “Minimum Balance”) required in the Operating Account shall be at least Fifty Thousand and No/100 Dollars ($50,000.00). On a daily basis, the funds in the Operating Account in excess of the Minimum Balance will be transferred to the Owner, by electronic wire, to arrive at the bank designated by Owner before 12 Noon Central Standard Time.

ARTICLE VII
BOOKS, RECORDS AND FINANCIAL STATEMENTS

Section 7.1    Accounting System. Manager shall keep full and adequate books of account and other records reflecting the results of operation of the Hotel on an accrual basis, all in accordance with the Uniform System and consistent with Generally Accepted Accounting Principles. Manager may perform accounting services at Manager’s or its Affiliate’s corporate office or at the Hotel. Subject to Section 3.1(D), Manager reserves the right to contract, at Owner’s expense, with a qualified independent third party for payroll and other services to the extent that such a contract would be cost justified. Except for such books and records as Manager may elect to keep in its or its Affiliate’s corporate office or other suitable location pursuant to the operation of centralized accounting services, the books of account and all other records relating to, or reflecting the operation of, the Hotel shall be kept at the Hotel and, in any event, all such books and records (including payroll records) shall be available to Owner and its representatives at all reasonable times for examination, audit, inspection and transcription. All of such books and records (other than payroll records), including, without limitation, books of accounts, guest records and front office records, at all times shall be the property of Owner. Upon termination of this Agreement, all the books and records (including the payroll records, except to the extent prohibited by applicable law) shall be turned over to Owner to ensure the orderly continuation of the operation of the Hotel, but the books and records (including the payroll records) shall thereafter be available to the Manager at all reasonable times for inspection, audit, examination and transcription during the one (1) year period following termination of this Agreement.

Section 7.2    Financial Statements. Manager shall deliver to Owner within ten (10) calendar days after the end of each Accounting Period and within fifteen (15) calendar days after the end of each Fiscal Year the following:

A.
Profit & Loss Statement by Department with month-end and year-to-date amounts for the current and prior year periods and the current budget, together with a comparison of actual results for such periods versus the amounts set forth in the Annual Business Plan for such periods.

B.	Balance Sheet for the current year and prior year periods.

C.
A budget versus actual variance report for the Hotel for the month and cumulatively year-to-date, showing variances from the approved Annual Business Plan (any income statement or cash flow statement line item which indicates a variance of 10% or more for the then current month or the cumulative year-to-date total shall be explained in reasonable detail).

D.	All bank statements and reconciliations.

E.
An aged accounts receivable listing and allowance for doubtful accounts, with a written narrative discussion regarding significant delinquencies and recommendations regarding accounts that should be written off. Manager shall provide an allowance for doubtful accounts for all receivables ninety (90) days or older; provided, however, Manager must obtain Owner’s written approval prior to writing off as uncollectible any doubtful accounts.

F.	An accounts payable listing.

G.	A statement of the amount of compensation and reimbursements payable to Manager or any Affiliate of Manager for such calendar month.

H.
A statement showing the transfers from the Hotel bank accounts to accounts designated for the holding of reserves for future FF&E spending in accordance with the Franchise Agreement and/or any requirements of Owner’s and/or Property Owner’s lenders (such accounts, the “FF&E Reserve Accounts”), if any, for such calendar month.

I.	Such other schedules as may be reasonably requested by Owner and customarily prepared for businesses similar to that operated at the Hotel.

J.
Manager shall prepare and deliver to Owner all such financial statements and reports using the form of chart of accounts set forth on Exhibit C, as reasonably modified from time to time by Owner, in accordance with the Uniform System and delivered in such formats (including electronic formats) reasonably required by Owner.

Any disputes as to the contents of any such statements or any accounting matter hereunder, shall be determined by Ernst & Young, LLP or such other independent auditor mutually agreed upon by Owner and Manager (the “Independent Auditor”) whose decision shall be final and conclusive on Manager and Owner.

Section 7.3    Other Financial Reports. In addition, Manager shall deliver to Owner the following reports within the time periods set forth below:

A.
Within 25 days after the end of each fiscal quarter, an economic and operational trend analysis for such fiscal quarter. Such economic and operational trend analysis will include, but is not limited to, Hotel level actual, budget and prior year’s results for: Gross Operating Revenues, Gross Operating Profit, average daily rate, occupancy levels, RevPAR and measurement of any other metric critical to the financial success of the Hotel. The above referenced data shall be incorporated in a report format satisfactory to Owner (subject to required modifications by Owner from time to time). Significant deviations from the Annual Business Plan shall be accompanied by a written narrative explanation.

B.
Within twenty five (25) days after the end of each fiscal quarter, reports and financials for the Hotel for such quarter and the fiscal period then ended. Such reports and financials shall include (i) the reports set forth in Section 7.2, (ii) supporting schedules for all balance sheet accounts, (iii) a report analyzing and comparing the actual results of operations with (A) the current Annual Business Plan, together with a narrative explanation of any significant variances and (B) the comparable prior year period, (iv) a schedule of all corporate cost allocations and an explanation of the manner in which the costs are allocated and (v) market conditions, legal proceedings, receivables aging reports and such other information as Owner may request.

C.
Within 25 days after the end of the each Fiscal Year, a written report on the current status of the Hotel, including without limitation, written discussion of any material variances from the Annual Business Plan during the past year and any current maintenance and capital repair needs.

D.	On a daily basis, revenue reports.

Manager shall fully cooperate and comply with any requests of (i) internal or external independent auditors of Owner or Property Owner to enable such auditors to prepare reviewed, verified or audited financial statements in a timely manner, as determined by Owner or (ii) Owner to modify the format and/or content and substance of any of the reports described in this Article VII as well as the delivery method and timing of delivery of such reports.

Section 7.4    Meetings. At Owner’s request, Manager shall attend monthly meetings with Owner at a time and place designated by Owner to discuss and review the financial and operational performance of the Hotel. In addition, at the request of Owner, Manager shall participate in weekly conference calls with Owner to discuss and review the financial and operational performance of the Hotel.

ARTICLE VIII
ANNUAL BUSINESS PLAN

Section 8.1    Preparation of Annual Business Plan. At least sixty (60) days prior to the Management Commencement Date, Manager shall submit to Owner an Annual Business Plan for the Hotel for Fiscal Year 2015. Thereafter, at least sixty (60) days prior to the end of each Fiscal Year, Manager shall submit an Annual Business Plan for the Hotel for the succeeding Fiscal Year. The Annual Business Plan shall include: an operating budget showing estimated Gross Operating Revenues, department profits, operating expenses, and Gross Operating Profit for the forthcoming

Fiscal Year for the Hotel; and a marketing plan; all in reasonable detail and, where appropriate, with the basis for all assumptions expressly set forth. Owner shall review the Annual Business Plan and either approve or notify Manager of any objections to the Annual Business Plan in writing within thirty (30) days of receipt thereof. Manager shall also prepare the Hotel’s annual capital expenditure budget and such budget shall be subject to the prior written approval of Owner in its sole discretion.

Section 8.2    Annual Business Plan Disputes. If Manager and Owner are unable to agree upon an Annual Business Plan or any details thereof, until a new Annual Business Plan is agreed to, Manager shall operate the Hotel in accordance with the prior Fiscal Year’s actual results, with the following adjustments:

A.
The expenses provided therein shall be increased to be equal to the product of (1) the expenses in the prior Fiscal Year’s actual results multiplied by (2) the CPI Quotient. As used herein, “CPI Quotient” shall mean (a) the Average Consumer Price Index for the twelve months ended on September 30 of the most recently completed Fiscal Year divided by (b) the Average Consumer Price Index for the twelve months ended on September 30 of the prior Fiscal Year. As used herein, the “Average Consumer Price Index” for any period shall be the average of the Consumer Price Index for all months during the period.

B.
The RevPAR provided therein shall be increased over the previous twelve (12) months’ RevPAR, based upon the applicable Market Tract RevPAR growth percentage for the previous twelve (12) months, as published by Smith Travel Research, for revenue growth.

Section 8.3    Deviations from Annual Business Plan. Manager agrees to use all commercially reasonable efforts to prevent the actual costs of promoting, operating, repairing and maintaining the Hotel from exceeding the budgeted amounts set forth in the Annual Business Plan. All expenses must be charged to the proper account as delineated in the form of budget requested by Owner from time to time, and no expense may be classified or reclassified by Manager for the purpose of avoiding an excess in the budgeted amount of a category. Notwithstanding the foregoing or anything to the contrary contained elsewhere in this Agreement but subject to the terms of and compliance with any loan agreement, Manager shall not, without the prior written approval of Owner, make expenditures in any Fiscal Year for any line-item in the Annual Business Plan which, in the aggregate, exceed the budgeted amount for such line item in the approved Annual Business Plan by more than ten percent (10%) or, in the aggregate, ten percent (10%) of the total approved Annual Business Plan. Notwithstanding anything herein to the contrary, Manager is not warranting or guaranteeing in any respect that the actual operating results of the Hotel during the period covered by the Annual Business Plan will not materially vary from the projections described in the Annual Business Plan. However, the Manager will provide explanations for all significant variances and implement programs to correct or improve situations that result in such deviations.
ARTICLE IX
MANAGER’S FEES AND REIMBURSEMENTS

Section 9.1    Base Management Fee. During each Fiscal Year after the Management Commencement Date (and for a fraction of any partial Fiscal Year), in consideration of the services Manager is to render under this Agreement, Manager will be paid a fee (“Base Management Fee”) at the rate four percent (4%) of Gross Operating Revenues of the Hotel per Fiscal Year; provided, however, that twenty-five percent (25%) of the Base Management Fee (i.e., an amount equal to one percent (1%) of Gross Operating Revenues per Fiscal Year (such amount, the “Subordinated Portion of the Base Management Fee”)) shall be payable only to the extent that (1) there is no “Trigger Period” that has occurred and is then continuing; and (2) there is sufficient Available Cash to pay such amount (which such amount will then be paid out of such Available Cash and from no other source). For purposes of this Section 9.1, the term “Trigger Period” shall have the meaning set forth in that certain Loan Agreement, dated as of [____] [__], [__], among [_______] as Lender; and [_______] as Borrower (including any assignment thereof, the “Loan Agreement”), and “Available Cash” shall have the meaning set forth in Section 6.11.1(xiii) of the Loan Agreement. To the extent that the Subordinated Portion of the Base Management Fee is not payable with respect to any given Accounting Period or portion thereof, the unpaid amount shall accrue and shall be payable in future Accounting Periods, to the extent, during such future Accounting Period, that (1) there is no “Trigger Period” that has occurred and is then continuing; and (2) there is sufficient Available Cash to pay such accrued amount after paying the Subordinated Portion of the Base Management Fee with respect to such future Accounting Period. Each such periodic fee shall be paid to Management Company (or retained by Management Company as provided below) at such time as the final monthly report for such Accounting Period is submitted to Owner as provided in Section 7.2, above. Notwithstanding anything to the contrary contained herein, if the Subordinated Portion of the Base Management Fee shall be due to Management Company pursuant to the terms set forth herein, such Subordinated Portion of the Base Management Fee shall accrue but shall not be payable to the Management Company until such time as (x) the Borrowers have reserved in the Future PIP Reserve Account (as defined in the Loan Agreement) a cash deposit in an amount equal to all outstanding Future PIP Reserve Funds (as defined in the Loan Agreement) guaranteed by that certain Payment Guaranty (PIP Reserve Funds), dated on or about [______] [__], [___], by [__________] a [Maryland corporation], for the benefit of Lender (the “Guaranteed PIP Funds”), or (y) Borrowers shall have completed all PIP Work and paid all Approved Future PIP Expenses in connection with the Guaranteed PIP Funds with the Future PIP Reserve Funds in accordance with the Loan Documents or as otherwise agreed to by Lender.

The Base Management Fee – excepting only the Subordinated Portion of the Base Management Fee – will be paid in installments by deducting such fee from Gross Operating Revenues of the Hotel immediately following the submission of the financial statements and schedules pursuant to Section 7.2 for each Accounting Period at the rate of the corresponding percentage of Gross Operating Revenues for that Accounting Period. At the end of each Accounting Period, an adjustment will be made on a cumulative year-to-date basis, if necessary, and all sums due either the Manager or Owner shall be paid immediately. The Subordinated Portion of the Base Management Fee shall be paid annually, following the preparation of the annual Financial Statement in accordance with Section 7.2 and confirmation that sufficient Available Cash exists to make such payment.

Section 9.2    Incentive Fee. During the final two months of [___], the parties will discuss and agree upon a reasonable Incentive Fee for Fiscal Year [____] and thereafter. Notwithstanding anything to the contrary contained herein, the Incentive Fee shall not be in excess of market rates for such fees.

Section 9.3    Accounting Fee. In addition to the other fees described in this Article IX, Owner shall pay to Manager an accounting fee (the "Accounting Fee") in the amount of $1,000 per month, payable in arrears contemporaneously with each payment of the Base Management Fee, for accounting services for the Hotel provided by Manager. Subject to the terms of this Agreement, Manager is authorized to pay to itself the Accounting Fee from the Operating Account. Manager shall, at the end of each Fiscal Year concurrently with delivery of the annual financial statement required pursuant to Section 7.2, provide an accounting of the overall costs of providing centralized accounting services to the hotels that it manages, and the method of allocating such costs to individual hotels. In the event that the Accounting Fee exceeds the cost (using a reasonable allocation methodology) of providing such service to the Hotel, then Manager shall refund Owner in the amount of such excess.

Section 9.4    No Other Fee Payable to Manager. Manager acknowledges and agrees that Owner has no obligation to pay to Manager any fees or similar amounts other than the Base Management Fee and the Incentive Fee (to the extent achieved and earned) unless expressly agreed upon in writing by Owner.

Section 9.5     Sub-Management Fees. Notwithstanding anything to the contrary contained herein and in any sub-management agreement, any management fee or incentive fee due to a Sub-Manager under a sub-management agreement shall be paid by Manager to Sub-Manager from the Base Management Fee or Incentive Fee due to Manager under this agreement.

ARTICLE X
INSURANCE

Section 10.1    (a)    Property Insurance. Owner shall carry (i) property damage insurance, or builder’s risk insurance, where applicable, to cover physical loss or damage to the Hotel from so-called "All Risk" or Special Form perils including terrorism, flood, earthquake, named windstorms and losses to and arising out of Boiler & Machinery type perils (including but not limited to explosion and mechanical breakdown), for the replacement cost of building and contents, loss of profits plus continuing expenses for a minimum of a 12 months or as required by any mortgagee or lender including extended period of indemnity and other reasonably available commercial extensions of coverage, (ii) commercial general liability insurance with a combined single limit for each occurrence of not less than $50,000,000 (or such lesser amount as is obtainable on commercially reasonable terms if $50,000,000 is not so obtainable; such limits may be met through Primary, Umbrella, Excess or a combination thereof) providing worldwide defense and indemnity against claims for bodily injury, death, property damage occurring in connection with the business of the Hotel; as well as liability arising out of assault and battery caused by use of reasonable force to protect persons or property, false arrest, detention or imprisonment or malicious prosecution, libel, slander, defamation or violation of the right of privacy, wrongful entry or eviction and liquor law or dram shop liability; provided, however, Owner may adjust downwards the amount of such insurance so stated if the cost of obtaining such insurance is commercially impracticable and need not purchase “occurrence basis” insurance if it is not generally made available by liability insurers where the Hotel is located. Such insurance or a separate policy shall include coverage against liability arising out of the ownership or operation of motor vehicles. Any insurance required to be carried by Owner by the terms of this Agreement may be under a blanket policy (or policies) covering other properties owned by Owner, Property Owner, and/or their Affiliates. All such insurance shall be in such amounts and with such insurers as Owner may determine. Manager shall use its commercially reasonable efforts at all times to comply with all of the warranties, terms, and conditions of such insurance. Manager shall notify Owner within twenty-four (24) hours after Manager’s personnel receive notice of any loss, damage, or injury and shall not take any action which might prejudice Owner or Property Owner in its defense to a claim based on such loss, damage or injury.
(b)    Manager’s Insurance Coverage. Manager shall maintain the following insurance coverage with respect to the Hotel throughout the Term, to the extent such insurance is commercially available, at Owner’s sole cost and expense, in the amounts as set forth below:
(i)    Worker’s compensation insurance or insurance required by similar employee benefit acts having a minimum per occurrence limit as Owner may deem advisable against all claims which may be brought for personal injury or death of any Hotel employees, but in any event not less than amounts prescribed by applicable state laws, such policy to include Alternate Employer Endorsement in favor of Owner and Property Owner;
(ii)    Employee dishonesty insurance in reasonable amounts and deductibles, approved by Owner (but not less than $1,000,000), covering any theft, fraud, dishonesty, misappropriation of funds and other similar acts of any and all of its employees, or in job classifications normally bonded in other hotels it manages in the United States or otherwise required by law;
(iii)    Employment Practices Liability Insurance with reasonable limits and deductibles but not less than $1,000,000 or greater than a $50,000 deductible; and
(iv)    Such other or additional insurance as may be (i) required under the provisions of any applicable agreement under which Owner or Property Owner is bound (provided Manager has been given detailed written notice of such requirements) or (ii) requested by Owner in writing and customarily carried by prudent operators of hotels of a similar type and nature in the geographic area of the Hotel. Owner currently requests the following additional coverages:
1.                   Automobile Liability for claims or losses arising out of the operation, use, loading and unloading on behalf of Hotel business of any owned, non-owned or hired vehicles (as defined by an automobile policy) including Owner and Property Owner as Additional Insured with minimum limits of $1,000,000 Combined Single Limit per occurrence.

2.                   Commercial Umbrella Liability excess of Employers Liability and Automobile liability in the minimum amount of $5,000,000.
3.                   Cyber Liability, Privacy and Security - Manager shall, at Owner's pro rata expense allocation, obtain and maintain, at all times and to cover all periods during the term of this Agreement, a Cyber Liability, Privacy and Security policy covering costs and expenses arising out of Manager's, Manager's Affiliated entities and their respective employees’ and officers’ use, failure to use, misuse or mistake, errors or omissions in utilizing systems, procedures and security related to "cyber", defined to include but not be limited to the use of computers, PDAs, Internet, intranet, Franchisor or other independent systems, software, and communication devices, provided or acquired for routine operation of the Hotel business. Minimum Limits of $1,000,000 per claim and in the aggregate required.
4.                   Hotel Managers Errors & Omissions Liability - Manager shall, at Owner's pro rata expense allocation, obtain and maintain, at all times and to cover all periods during the term of this Agreement, a Professional Liability policy covering claims arising out of errors, omissions, wrongful acts and the like in the providing of professional services covered by this Agreement to Owner or Property Owner. Minimum Limits of $1,000,000 per claim and in the aggregate required.
5.    Insurance required to be carried by Manager under this subparagraph (iv) shall at all times be excess of any similar insurance carried by Owner or its Affiliates that would respond to claims against Manager; stated another way, the insurance carried by Owner or its Affiliates is primary on behalf of Manager.
(c)    Policies Generally. Except as otherwise required by the applicable insurers for the policies described in Section 10.1(b) all the above insurance policies (except for worker’s compensation insurance and Employment Practices Liability Insurance) shall name Owner and Property Owner as the insured party and shall name as additional insured Manager and such other parties as may be required by the terms of agreements under which Owner or Property Owner is bound. All insurance policies shall be in such form and with such companies with a minimum AM Best Rating of A-:VIII or higher and as shall otherwise be reasonably satisfactory to Owner and provided Owner has given Manager detailed written notice of such requirements, shall comply with the requirements of any agreement under which Owner or Property Owner is bound. All insurance policies shall specify that they cannot be cancelled except for non-pay or modified on less than twenty (20) days prior written notice to the other respective party and to any additional insureds in accordance with policy provisions and shall provide that claims shall be paid notwithstanding any act or negligence of Owner, Property Owner or Manager unilaterally or on behalf of Owner, including without limitation their respective agents or employees. All insurance policies shall provide, to the extent customarily obtainable from the insurance company providing such insurance, that the insurance company will have no right of subrogation against Owner, Property Owner, or Manager or any party to any other agreement under which Owner or Property Owner is bound or any of their respective agents, employees, partners, members, officers, directors or beneficial owners.

(d)    Waiver. Each party shall endeavor to procure from its insurers waivers of subrogation with respect to claims against the other party under policies in which the other party is not a named insured, and shall promptly notify the other party in the event that any such waiver is unobtainable or is obtainable only upon payment of an additional premium. If such waiver is obtainable only upon payment of an additional premium, the other party shall have the right at its option to pay such additional premium.

(e)    Contractor’s and Subcontractor’s Insurance. Manager shall require that each contractor and subcontractor hired to perform work at the Hotel maintain insurance against risk of physical damage to personal property belonging to it in amounts sufficient to replace such personal property in the event of loss, and insurance coverage at such contractor’s and subcontractor’s expense, in the following minimum amounts:

Insurance	Minimum Standards
Workers’ compensation	As required by law & Umbrella Carrier
Employer’s liability	$1,000,000
Commercial general liability*	$1,000,000/$2,000,000
Business auto coverage*	$1,000,000
Umbrella Liability              $5,000,000/$5,000,000

*These coverages shall be primary and will respond to any allegation, claim, loss, damage, demand or judgment, or other causes of action arising out of work done at a Hotel by the contractor or subcontractor on behalf of Owner or Manager. Owner, Property Owner, and Manager shall be named as additional insureds on such policies. The policies shall be written on an “an occurrence” basis.

Owner may require additional coverage if the work to be performed is, in Owner’s judgment, sufficiently hazardous. Manager shall obtain not later than 30 days after the date of hiring of each contractor or subcontractor performing work at a Hotel and keep on file policies of insurance, or other evidence of compliance with these requirements. The policies of insurance shall provide at least 30 days’ prior written notice of cancellation or any material change in coverage to Manager and Owner. All such policies shall be issued by insurers with a Best rating of A-:VIII or higher.

(f)    Insurance Required by Leases or REA’s.

(i) If any leases require that tenants maintain any insurance coverage or if any easement agreements or similar instruments encumbering the Hotel (“REA’s) require that the parties thereto other than Owner or Property Owner (“REA Parties”) maintain any insurance coverage, Manager shall obtain insurance certificates annually from each tenant and REA Party and review the certificates for compliance with the provisions of the applicable lease or REA.

(ii)    If any lease and/or REA requires that Owner or Property Owner maintain any insurance coverage, Manager shall advise Owner of the amounts and coverages required and whether the insurance then carried by Owner or Property Owner is sufficient to comply with the provisions of the applicable lease or REA.

ARTICLE XI
TERM OF AGREEMENT AND TERMINATION

Section 11.1    Term. This Agreement shall be for a period commencing at 12:01 a.m. on the Management Commencement Date, and unless sooner terminated as hereinafter provided, shall continue until 11:59 p.m. on the 31st day of December, 2019 (“Initial Term”) and shall automatically renew for one (1) additional one (1) year periods (each, a “Renewal Term”) unless either party provides a termination notice to the other party at least sixty (60) days prior to the expiration of the then-current term. The Initial Term and any Renewal Terms are collectively referred to herein as the “Term”.

Section 11.2    Early Termination. This Agreement can be terminated earlier as described below. Upon termination of this Agreement, the rights and obligations of the parties will cease except as to fees and reimbursements due the Manager and other claims of liabilities of either party which accrued or arose before termination.

A.    Either Party can terminate this Agreement if:

(i)    the Hotel is damaged or destroyed by a casualty and the damaged portion of the Hotel cannot be reasonably repaired or restored within one (1) year of the occurrence of the event;

(ii)    the entire Hotel is taken in a condemnation proceeding or a portion of the Hotel is taken in a condemnation proceeding such that either party determines in its reasonable judgment that the Hotel cannot be operated at levels substantially like those experienced prior to the condemnation;

(iii)    the other party shall: apply for or consent to the appointment of a receiver, trustee or liquidator of such party or of all or a substantial part of its assets; file a voluntary petition in bankruptcy, or admit in writing its inability to pay its debts as they come due; make a general assignment for the benefit of creditors; file a petition or an answer seeking reorganization or arrangement with creditors or to take advantage of any insolvency law or file an answer admitting the material allegations of a petition filed against it in any bankruptcy, reorganization or insolvency proceedings; or

(iv)    if an order, judgment or decree shall be entered by any court of competent jurisdiction, on the application of a creditor, adjudicating it a bankrupt or insolvent or approving a petition seeking reorganization of it or appointing a receiver, trustee or liquidator of it or of all or a substantial part of its assets, and such order, judgment or decree shall continue unstayed and in effect for any period of ninety (90) consecutive days.

B.    The Owner can terminate this Agreement if:

(i)    Manager fails to keep, observe or perform any material covenant, agreement, term or provision of this Agreement and such default shall continue for a period of thirty (30) days after notice thereof by Owner to Manager, unless it is impossible for such breach or non-compliance to be remedied or corrected within such time due to no fault of Manager in which event, Manager shall remedy or correct such breach or non-compliance as soon as reasonably possible but in any event no later than ninety (90) days after such written notice;

(ii)    Manager fails to maintain its status as an approved operator under the terms of the franchise agreement for the Hotel or the franchisor requires the franchisee to replace current management of the Hotel;

(iii)    A material default or breach occurs under any franchise agreement due to Manager’s failure to satisfy its obligations under this Agreement;

(iv)    Property Owner or Owner sells its interest in the Hotel to an unaffiliated third party or consummates a sale-leaseback transaction. For the purposes of clause (iv), a “sale of a Hotel to a bona fide unaffiliated third party” shall include the sale of greater than fifty percent (50%) of the economic and controlling interests of the Property Owner or Owner in the Hotel to a bona fide unaffiliated third party;

(v)    Manager is not approved by any mortgage lender for the Hotel to manage the Hotel, or any such lender requires the Property Owner or Owner to replace current management of the Hotel, or Property Owner or Owner is required under the terms of any loan document to terminate this Agreement;

(vi)    Beginning with the Management Commencement Date, if for any three (3) consecutive Accounting Periods, the Hotel’s Guest Satisfaction Score (as determined by franchisor’s quality assurance program as promulgated in the franchisor’s manual (or any replacement program)) fails to satisfy the franchisor’s requirements to maintain “clear” status;

(vii)    Beginning with the Management Commencement Date and measured as of the end of each calendar quarter, if (on a trailing twelve month basis (the “REVPAR Measurement Period”)), the REVPAR Index (as defined below) of the Hotel, when compared with the Reference Group (as defined below), is less than 112.7%.

For the purposes of this Section 11.2(B)(vii):

(A)
“Reference Group” shall mean the group of hotels set forth on Exhibit D attached hereto and made a part hereof which shall remain the same unless expressly agreed to in writing by Owner; provided, any new hotel opening after the date of this Agreement that is located within a ten (10) mile radius of the Hotel may become part of the Reference Group subject to the prior written approval of Owner; and

(B)	“REVPAR Index” shall mean the REVPAR Index included in the STR Report for the Reference Group.

(viii)    During any calendar quarter, the Gross Operating Profit for the Hotel is less than ninety five percent (95%) of the amount of Gross Operating Profit set forth in the Annual Business Plan for such calendar quarter;

(ix)    Manager breaches, or defaults under, any other agreement or contract with Owner or any of Owner’s Affiliates and such breach or default continues beyond any applicable notice and cure period;

(x)    Manager (excluding any hotel employees other than the Key Personnel) commits an act of fraud, gross negligence or willful misconduct in connection with the performance by Manager of its duties hereunder;

(xi)    A Change in Control of Manager occurs or Manager assigns this Agreement in violation of Section 13.1 hereof;

(xii)    Manager violates or breaches any of the representations, warranties or covenants contained in this Agreement including, without limitation, those set forth in Section 12.2 hereof; or

(xiii) Owner:

(A)
determines in its reasonable discretion that the terms of this Agreement must be modified to facilitate, with respect to the Hotel, Owner’s compliance with the Bank Holding Company Act and regulations promulgated thereunder (the “BHCA”), and

(B)
proposes to Manager an amendment to this Agreement to facilitate compliance with the BHCA, which proposed amendment would not be a materially detriment to Manager (such as modifying the fee calculations or reimbursable expense provisions of this Agreement), and Manager is unwilling to enter into such amendment.

(xiv)    At any time, Owner provides 90 days’ advance written notice of termination without cause.

C.    The Manager can terminate this Agreement at any time if:

(i)    Owner fails to pay any amounts earned and due to Manager, followed by written notice from Manager to the Owner and failure of the Owner to remedy or correct the same within thirty (30) days after receipt of such notice;

(ii)    Owner fails to furnish required Operating Funds in accordance with the provisions of Article VI hereof and failure of Owner to remedy or correct the same within thirty (30) days after receipt of written notice from Manager;

(iii)    Owner fails to make any other payment in accordance with the terms hereof when such payment is due and payable, followed by written notice from Manager to the Owner and Owner fails to remedy or correct same within thirty (30) days after receipt of such notice;

(iv)    there is a default under the terms and conditions of any security instruments executed in connection with the Hotel, which default has not been cured within the applicable cure period for such default, followed by written notice from Manager to Owner and Owner fails to remedy or correct same within thirty (30) days after receipt of such notice;

(v)    Owner fails to provide the funds necessary to procure and maintain the insurance policies with respect to the Hotel called for in Article X and Owner fails to remedy or correct the same within thirty (30) days after receipt of written notice from Manager;

(vi)    any licenses for the sale of alcoholic beverages in the Hotel, if applicable, or any other license or permit necessary for the operation of the Hotel is not issued on the Management Commencement Date and thereafter maintained throughout the term of this Agreement, followed by written notice from Manager to the Owner and Owner fails to remedy or correct same within thirty (30) days after receipt of such notice (unless Owner is diligently pursuing such license or permit in good faith); or

(vii)    there is a breach of, or non-compliance by the Owner with any other material term, condition or covenant contained in this Agreement with respect to the Hotel followed by written notice from Manager to the Owner and Owner fails to remedy or correct same within thirty (30) days after receipt of such notice, unless it is impossible for such breach or non-compliance to be remedied or corrected within such time due to no fault of the Owner, in which event, Owner shall remedy or correct such breach or non-compliance as soon as reasonably possible but in any event no later than ninety (90) days after such written notice unless the cure or remedy for such breach or non-compliance requires construction, in which event, Owner shall proceed with such construction as expeditiously as possible and shall have a reasonable period of time to complete such work.

D.    [Intentionally omitted]

Section 11.3    Remedies on Default. Notwithstanding the other provisions of this Article XI, the party asserting a default pursuant to Section 11.2 A(iii) or (iv), Section 11.2.B(i), (iii), (ix), (x), (xi) or (xii), or Section 11.2.C (i), (ii), (iii), (iv), (v) or (vii) may, without prejudicing its rights to terminate this Agreement pursuant to this Article XI, seek arbitration in accordance with the provisions of Section 16.6 hereof, or any other legal or equitable remedy.

Section 11.4    Termination Procedure.

A.    If a termination occurs pursuant to Section 11.2(A), the party electing to terminate shall give the other party written notice of such election. On the date which is thirty (30) days after the date of such notice, or such longer period as may be required in order to comply with the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 201 et. seq. (and any applicable comparable state law) and any regulations promulgated thereunder form time to time) Manager shall cease all activities at the Hotel and shall have no further obligations under this Agreement except as otherwise expressly set forth in this Agreement.

B.    If a termination occurs pursuant to Section 11.2(B), Owner shall give Manager written notice of such election to terminate. On the date which is thirty (30) days after the date of such notice, Manager shall cease all activities at the Hotel and shall have no further obligations under this Agreement except as otherwise expressly set forth in this Agreement.

C.    If a termination occurs pursuant to Section 11.2(C), Manager shall give to Owner written notice of such election. Any time thereafter, Manager may, on thirty (30) days’ written notice, cease all activities at the Hotel and thereafter have no further obligations under this Agreement except as otherwise expressly set forth in this Agreement.

D.    After the notice is given, and within sixty (60) days after the effective date of such termination, Manager shall be paid any and all fees or expenses earned and due it pursuant to this Agreement, and Manager shall cooperate with Owner in the orderly transfer of management to Owner’s designated agent and deliver to Owner all funds and accounts controlled by Manager and all books and records with respect to the Hotel, including, without limitation, but subject to compliance with applicable laws, all employment and benefits information. In addition, Manager shall deliver to Owner the following:

(i)    A final accounting, reflecting the balance of income and expenses for the Hotel as of the date of termination, to be delivered within thirty (30) days of such termination;
(ii)    Any balance of monies of Owner held by Manager with respect to the Hotel or the business or affairs of Owner, to be delivered immediately upon termination;

(iii)    All motorized vehicles used in connection with the operation of the Hotel and paid for by Owner, together with all registration and title documentation necessary to transfer such vehicles to Owner or its nominee, to be delivered immediately upon termination; and
(iv)    All written and digital data and materials relating to the Hotel, including all Owner’s Materials, records, contracts, leases, receipts for deposits, unpaid bills and other papers or documents which pertain to the Hotel or the business or affairs of Owner to be delivered immediately upon termination.

E.
Upon termination of this Agreement for any reason, Manager shall (i) surrender (and assign, if permitted) to Owner or its nominee any and all leases, licenses, agreements, approvals, permits and/or other authorizations or property held by Manager on behalf of Owner or Property Owner required and/or utilized for the operation of the Hotel in accordance with the directions of Owner and with applicable law and (ii) fully cooperate with any new manager retained by Owner in order to facilitate an orderly transition of the management of the Hotel.

F.
Upon termination of this Agreement, Owner or its nominee shall be responsible for assuming obligations under contracts entered into in accordance with this Agreement or entered into by Manager only to the extent that any such contract shall have been approved in writing by Owner or by the terms of this Agreement and Owner shall be responsible for the payment of obligations incurred by Manager in the operation of the Hotel only to the extent that such obligations shall have been incurred pursuant to the Annual Business Plan or other written authorization of Owner, and Manager hereby agrees to indemnify, defend and hold Owner and Property Owner harmless from and against any liability in connection with any such contracts, agreements or obligations not so approved in writing by Owner.

ARTICLE XII
REPRESENTATIONS AND COVENANTS

Section 12.1    Owner’s Representations. Owner covenants, represents and warrants as follows:

A.    Owner has a leasehold interest in the Hotel and has full power and authority to enter into this Agreement;

B.    The Hotel is zoned for use as a hotel, motor hotel or resort, and all necessary governmental and other permits and approvals for such use and for the food and beverage (including the sale and service of liquor, if applicable) operations of the Hotel have been obtained and are in full force and effect; and

C.    Throughout the term of this Agreement, the Owner will pay, keep, observe and perform all payments, terms, covenants, conditions and obligations under any lease or other concession, any deed of trust, mortgage or other security agreement, and any real estate taxes or assessments covering or affecting the Hotel, unless compliance with or payment thereof is, in good faith, being contested and enforcement thereof is stayed.

Section 12.2     Manager’s Representations.

A.    Manager represents, warrants and covenants that neither Manager, nor any of its Affiliates (or any of their respective principals, partners, employees, or funding sources), is nor will become (i) a person designated by the U.S. Department of Treasury’s Office of Foreign Assets Control as a “specially designated national or blocked person” or similar status, (ii) owned or controlled by a specially designated national or blocked person, (iii) a person described in Section 1 of U.S. Executive Order 13224 issued on September 23, 2001; (iv) a person otherwise identified by a government or legal authority as a person with whom Owner or Manager is prohibited from transacting business; (v) directly or indirectly owned or controlled by the government of any country that is subject to an embargo by the United States government; or (vi) a person acting on behalf of (A) a government of any country that is subject to an embargo by the United States government or (B) a specially designated national or blocked person. Manager agrees that it will notify Owner in writing immediately upon the occurrence of any event which would render the foregoing representations and warranties contained in this Section incorrect.

B.    Manager represents, warrants and covenants: (i) that it is familiar with the United States Foreign Corrupt Practices Act, 15 U.S.C. §§ 778dd-2 (the “FCPA”), a copy of which is available at http://www.usdoj.gov/criminal/fraud/fcpa.html, and the purposes of the FCPA, and in particular, the FCPA’s prohibition of the payment or the gift of any item of value, either directly or indirectly, by a company organized under the laws of the United States of America, or any of its states, to an official of a foreign government for the purpose of influencing an act or decision in such person’s official capacity, or inducing such person to use influence with the foreign government to assist a company in obtaining or retaining business for, with, or in that foreign country or directing business to any person or company or obtaining an improper advantage, and (ii) that it has not taken, and during the Term of this Agreement it will not take, any action that would constitute a violation of the FCPA or any similar law.

C.
Manager is a limited liability company validly existing and in good standing under the laws of the State of Delaware, with full right, power and authority to enter into this Agreement and to perform its obligations hereunder.

D.	This Agreement has been duly and validly executed and delivered by and on behalf of Manager, and, assuming the due authorization, execution and delivery thereof by and on behalf of Owner, constitutes a valid, binding and enforceable obligation of Manager enforceable in accordance with its terms, except to the extent such enforceability may be limited by applicable bankruptcy, insolvency, moratorium, reorganization or other similar laws of general application affecting the rights of creditors in general.

E.
Neither the execution and delivery hereof, nor the taking of any actions contemplated hereby, will conflict with or result in a breach of any of the provisions of, or constitute a default, event of default or event creating a right of acceleration, termination or cancellation of any obligation under, any instrument, note, mortgage, contract, judgment, order, award, decree or other agreement or restriction to which Manager is a party or by which Manager is otherwise bound.

ARTICLE XIII
ASSIGNMENT

Section 13.1    Assignment. Neither party shall assign or transfer or permit the assignment or transfer of this Agreement without the prior written consent of the other; provided, however, Owner shall have the right, without such consent, to irrevocably and totally assign its interest in this Agreement to any of its Affiliates. Nothing contained herein shall prevent the transfer of this Agreement in connection with a merger or consolidation of substantially all of the assets of Owner and/or of any one or more of its Affiliates or in connection with any transfer of publicly traded stock or public offering of equity ownership interests in Property Owner or the Hotel or any upstream parent of Property Owner. In the event of consent by either party to an assignment of this Agreement by the other, no further assignment shall be made without the express consent in writing of such party, unless such assignment may otherwise be made without such consent pursuant to the terms of this Agreement. An assignment by either Owner or Manager of its interest in this Agreement shall not relieve Owner or Manager, as the case may be, from their respective obligations hereunder unless the assignee accepts full responsibility for performance of the same. For purposes hereof, a Change of Control (as defined below) of Manager shall constitute an assignment. “Change of Control” shall mean (a) beneficial control of more than 25% of the ownership of Manager is transferred from the current owners to a third party or (b) current beneficial owners of Manager elect to allow a third party to acquire a controlling equity position through debt, preferred equity or any other similar arrangement that could result in a change of operational control of influence. Notwithstanding the foregoing, Manager may (i) convert to a limited partnership so long as such conversion does not result in a Change of Control; (ii) the current beneficial owners of Manager may transfer ownership among themselves or to trusts for the benefit of members of their family.

ARTICLE XIV
TAXES

Section 14.1    Real Estate and Property Taxes. All real estate and ad valorem property taxes, assessments and similar charges on or relating to the Hotel during the term of this Agreement shall be paid by Owner or Property Owner before any fine, penalty or interest is added thereto or lien placed upon the Hotel or this Agreement, unless payment thereof is, in good faith, being contested and enforcement thereof is stayed. Manager’s responsibilities specifically exclude the preparation, filing or contesting of these taxes.

ARTICLE XV
INDEMNIFICATION AND LIMITATION OF LIABILITY

Section 15.1    Indemnification and Limitation of Liability. Except to the extent covered by insurance, Owner shall hold harmless, indemnify and, subject to Section 15.3 hereof, defend Manager and its Affiliates and their respective agents, employees, officers, directors and shareholders from and against all expenses incurred by Manager or its Affiliates which, in Manager’s judgment, were or are necessary or desirable for the operation of the Hotel in accordance with the terms of this Agreement, and all claims (administrative or judicial), damages, losses and expenses (including, but not limited to, attorneys’ fees for pre-trial, trial and appellate proceedings, accounting fees, appraisal fees and consulting and expert witness fees) arising out of or resulting from Manager’s activities performed pursuant to this Agreement, any franchise agreement, any past or future building code or life/safety code violations, and injury to person(s) and damage to property or business by reason of any cause whatsoever in and about the Hotel or elsewhere, and any requirement or award relating to course of employment, working conditions, wages and/or compensation of employees or former employees at the Hotel, unless any such injury or damage is caused by gross negligence, willful misconduct, fraud, knowing and intentional violation of applicable laws or intentional breach of this Agreement that continues beyond any applicable cure period, on the part of Manager; provided that the acts or omissions of hotel employees (other than Key Personnel) shall not be imputed to Manager or be deemed to constitute the acts or omissions of Manager. Notwithstanding the foregoing, without Owner’s prior approval, Manager shall not settle any employment-related case in which the Owner or Property Owner would be required to make a settlement payment in excess of $5,000. Any indemnification shall apply regardless of whether or not said claim, damage, loss or expense is covered by insurance as herein provided (however, the indemnified party shall not be entitled to a duplicate recovery with respect to a claim, damage, loss or expense).

Section 15.2    Manager’s Indemnification. Except to the extent covered by insurance, Manager shall hold harmless, indemnify and defend Owner and its Affiliates (including, without limitation, Property Owner), and their respective agents, employees, officers, directors and shareholders, from and against all claims, damages, losses and expenses (including, but not limited to, attorneys’ fees for pre-trial, trial and appellate proceedings) payable to third parties arising out of or resulting from Manager’s gross negligence, willful misconduct, fraud, knowing and intentional violation of applicable laws or breach of this Agreement that continues beyond any applicable cure period; provided that acts or omissions of hotel employees (other than Key Personnel) shall not be imputed to Manager or be deemed to constitute the acts or omissions of Manager.

Section 15.3 Indemnification Procedure. Upon the occurrence of an event giving rise to indemnification, the party seeking indemnification shall notify the other party hereto and provide the other party hereto with copies of any documents reflecting the claim, damage, loss or expense. Solely to the extent not inconsistent with applicable insurance policies, the party seeking indemnification is entitled to engage such attorneys and other persons to defend against the claim, damage, loss or expense, as it may choose subject to reasonable approval of the party providing indemnification. The party providing indemnification shall pay the reasonable charges and expenses of such attorneys and other persons on a current basis within twenty (20) days of submission of invoices or bills. Owner’s and Manager’s indemnification obligations specifically exclude responsibility with respect to any claim, lawsuit or action (administrative or judicial) maintained against Manager, Owner, Property Owner or the Hotel due to allegations or actions arising prior to the Term, as each party should rely on its agreement with the prior owner of the Hotel with respect to any such claims/lawsuits/actions.

Section 15.4    Survival. The provisions of this Article XV shall survive the termination of this Agreement.

ARTICLE XVI
MISCELLANEOUS

Section 16.1    Severability. In the event that any portion of this Agreement shall be declared invalid by order, decree or judgment of a court, this Agreement shall be construed as if such portion had not been inserted herein except when such construction would operate as an undue hardship to Manager or Owner, or constitute a substantial deviation from the general intent and purpose of said parties as reflected in this Agreement.

The failure of either party to insist upon a strict performance of any of the terms or provisions of this Agreement or to exercise any option, right or remedy herein contained, shall not be construed as a waiver or as a relinquishment for the future of such term, provision, option, right or remedy, but the same shall continue and remain in full force and effect. No waiver by either party of any term or provision hereof shall be deemed to have been made unless expressed in writing and signed by such party.

Section 16.2    Agency. The relationship of Owner and Manager shall be that of principal and agent. Nothing contained in this Agreement shall be construed to create a partnership or joint venture between them or their successors in interest. Neither party shall borrow money in the name of, or pledge the credit of, the other. Manager’s agency established by this Agreement may not be terminated by Owner except in accordance with the terms hereof. THIS AGREEMENT IS FOR THE BENEFIT OF, ON THE ONE HAND, OWNER AND PROPERTY OWNER; AND, ON THE OTHER HAND, MANAGER, AND SHALL NOT CREATE THIRD PARTY BENEFICIARY RIGHTS IN ANY OTHER PERSON OR ENTITY EXCEPT AS OTHERWISE EXPRESSLY PROVIDED HEREIN.
Section 16.3    Consents. Except as herein otherwise provided, whenever in this Agreement the consent or approval of Owner or Manager is required, such consent or approval shall not be unreasonably withheld or delayed. Such consent or approval shall be in writing only and shall be duly executed by an authorized officer or agent of the party granting such consent or approval.

Section 16.4    Applicable Law. This Agreement shall be construed under, and governed in accordance with, the laws of the state in which the Hotel is located.

Section 16.5    Successors Bound. This Agreement shall be binding upon and inure to the benefit of Owner, its successors and assigns, and shall be binding and inure to the benefit of Manager and its permitted assigns.

Section 16.6    Arbitration. In the event a dispute should arise concerning the interpretation or application of any of the provisions of this Agreement, the parties agree the dispute shall be submitted to arbitration of the American Arbitration Association except as modified by this Section 16.6. The Arbitration Tribunal shall be formed of three (3) Arbitrators each of which shall have at least ten (10) years’ experience in hotel operation, management or ownership, one (1) to be appointed by each party and the third (3rd) to be appointed by the American Arbitration Association. The arbitration shall take place in Dallas, Texas and shall be conducted in the English language. The arbitration award shall be final and binding upon the parties hereto and subject to no appeal, and shall deal with the question of costs of arbitration and all matters related thereto. Arbitration expenses shall not be an expense in determining Gross Operating Profit. Judgment upon the award rendered may be entered into any court having jurisdiction, or applications may be made to such court for an order of enforcement.

Section 16.7    Incorporation of Recitals. The recitals set forth in the preamble of this Agreement are hereby incorporated into this Agreement as if fully set forth herein.

Section 16.8    Force Majeure. If act of God, acts of war, acts of terrorism, civil disturbance, labor strikes, governmental action, including the revocation of any material license or permit necessary for the operation contemplated in this Agreement where such revocation is not due to Manager’s fault, or any other causes beyond the control of Manager shall, in Manager’s reasonable opinion, have a significant adverse effect upon the operations of the Hotel, then Manager shall be entitled to terminate this Agreement upon sixty (60) days’ written notice from the date of such event; provided, however, such termination shall not be effective if the event giving rise to the termination has been cured to the reasonable satisfaction of Manager within such sixty (60) day period.

Section 16.9    Notices. Notices, statements and other communications to be given under the terms of this Agreement shall be in writing and delivered by hand against receipt or sent by certified or registered mail or by Federal Express or other similar overnight mail service, return receipt requested:

To Owner:

[______________________]
c/o American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Jonathan Mehlman

with copy to:

American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Legal Department

To Manager:

American Realty Capital Hospitality Grace Portfolio, LLC
c/o American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Jonathan Mehlman

with copy to:

American Realty Capital
405 Park Avenue
New York, NY 10022
Attention: Legal Department

or at such other address as from time to time designated by the party receiving the notice.

Section 16.10    Entire Agreement. This Agreement, together with other writings signed by the parties expressly stated to be supplementing hereto and together with any instruments to be executed and delivered pursuant to this Agreement, constitutes the entire agreement between the parties and supersedes all prior understandings and writings, and may be changed only by a writing signed by the parties hereto.

Section 16.11    Time. Time is of the essence with respect to this Agreement.

Section 16.12    Attorneys’ Fees. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to reasonable costs and expenses, including without limitation, attorneys’ fees.

Section 16.13    Complimentary Rooms. Without Owner’s approval, (1) complimentary rooms provided to the general manager at the Hotel in connection with relocation shall not exceed sixty (60) days per relocation and (2) complimentary rooms provided to other manager-level employees at the Hotel in connection with relocation shall not exceed thirty (30) days per relocation.

Section 16.14    Subordination. This Agreement shall be subordinate to any mortgage encumbering the Hotel, and Manager agrees to enter into a lender-manager agreement with respect to the Hotel, which agreement shall contain reasonable lender-manager provisions, including, without limitation, Manager’s acknowledgment that its real estate interest in and to the Hotel, if any, created by this Agreement is subordinate to any mortgage encumbering the Hotel, including providing (a) any lender the right to terminate this Agreement (or to cause the Owner or Property Owner to terminate this Agreement) upon an event of default under any such mortgage financing and (b) any purchaser of such Hotel at a foreclosure sale or deed-in-lieu of foreclosure (including the lender) with the right to terminate this Agreement; provided, however, in no event will Manager agree to subordinate or waive its right to receive fees, reimbursements or indemnification payments under this Agreement arising prior to termination (but (a) if this Agreement is terminated by the lender or such purchaser, Manager shall not look to the lender for payment of such fees, reimbursements or indemnification payments and Manager’s right to receive such fees, reimbursements or indemnification payments shall be subordinated to the lender’s rights and (b) if this Agreement is not terminated by the lender or such purchaser, then such fees, reimbursements or indemnification payments shall be payable by the lender or such purchaser).

Section 16.15 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

Section 16.16    WAIVER OF JURY TRIAL CERTAIN DAMAGES. TO THE EXTENT PERMITTED BY LAW, EACH OF MANAGER AND OWNER HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT WHICH ANY OF THE UNDERSIGNED MAY HAVE TO A TRIAL BY JURY AND THE RIGHT TO CLAIM OR RECEIVE CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR PUNITIVE DAMAGES WITH RESPECT TO ANY LITIGATION BETWEEN THE PARTIES, INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO ANY AND ALL CAUSE OR CAUSES OF ACTION, DEFENSES, COUNTERCLAIMS, CROSS-CLAIMS, THIRD PARTY CLAIMS, AND INTERVENOR'S CLAIMS, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT, EQUITY OR OTHERWISE, REGARDLESS OF THE CAUSE OR CAUSES OF ACTION, DEFENSES OR COUNTERCLAIMS ALLEGED OR THE RELIEF SOUGHT BY ANY PARTY, AND REGARDLESS OF WHETHER SUCH CAUSES OF ACTION, DEFENSES OR COUNTERCLAIMS ARE BASED ON, OR ARISE OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS SUBJECT MATTER, OUT OF ANY ALLEGED CONDUCT OR COURSE OF CONDUCT, DEALING OR COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN), OR OTHERWISE. ANY PARTY HERETO MAY FILE A COPY OF THIS AGREEMENT WITH ANY COURT AS CONCLUSIVE EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY AND THE RIGHT TO CLAIM OR RECEIVE CONSEQUENTIAL, INCIDENTAL, SPECIAL OR PUNITIVE DAMAGES.

IN FURTHER EVIDENCE OF THEIR AGREEMENT TO THIS WAIVER OF JURY TRIAL PROVISION, MANAGER AND OWNER HAVE INITIALED BELOW:

MANAGER: ______________    OWNER: _____________

Section     16.17 Environmental Matters.

A.    For purposes of this Section 16.17, “hazardous materials” means any substance or material containing one or more of any of the following: “hazardous material,” “hazardous waste,” “hazardous substance,” “regulated substance,” “petroleum,” “pollutant,” “contaminant,” or “asbestos,” as such terms are defined in any applicable environmental law, in such concentration(s) or amount(s) as may impose clean-up, removal, monitoring, or other responsibility under any applicable environmental law, or which may present a significant risk of harm to guests, invitees, or employees of the Hotel.
B.    Regardless of whether or not a given hazardous material is permitted on the Hotel premises under applicable environmental law, Manager shall only bring on the premises such hazardous materials as are needed in the normal course of business of the Hotel. Manager shall indemnify, defend, and hold harmless Owner, Property Owner, their respective Affiliates (and the aforementioned entities’ respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including, without limitation, engineers’ and attorneys’ fees and expenses, and the cost of litigation) arising from the placing, discharge, leakage, use, or storage of hazardous materials in violation of applicable environmental laws on the Hotel premises or in the Hotel by Manager during the Term of this Agreement.

Section 16.18     Equity and Debt Offerings. Neither Owner nor Manager (as an “issuing party”) shall make reference to the other party (the “non-issuing party”) or any of its Affiliates in any prospectus, private placement memorandum, offering, offering circular, or offering documentation related thereto (collectively referred to as the “Prospectus”), issued by the issuing party, unless the non-issuing party has received a copy of all such references. In no event will the non-issuing party be deemed a participant or sponsor of the offering described in any such Prospectus, nor will it have any responsibility for the issuing party’s obligations in connection with such offering or for the Prospectus, and the Prospectus shall affirmatively so state. The issuing party shall not include any proprietary mark or proprietary materials of the non-issuing party and shall not include a summary of this Agreement without prior written consent of the non-issuing party. The Prospectus shall further disclose that the non-issuing party has made no representations, warranties, or guarantees whatsoever with respect to any of contents of or the materials contained in the Prospectus or the Prospectus itself. The issuing party shall only make use of any forecasts, annual plans or projections prepared in the issuing party’s name (or the names of any of the issuing party’s Affiliates). The issuing party shall indemnify, defend, and hold harmless the non-issuing party and its Affiliates (and their respective directors, officers, shareholders, employees and agents) from and against all loss, costs, liability, and damage (including attorneys’ fees and expenses, and the cost of litigation) arising out of any Prospectus or the offering described therein. Notwithstanding any of the foregoing, Property Owner, Owner, their Affiliates, AR Capital, LLC, Realty Capital Securities, LLC, or any lender making a loan secured by the Hotel (individually and collectively, a “Disclosing Party”) may reference Manager as the manager of the Hotel in any Prospectus, provided such Disclosing Party shall not disclose anything other than the name of the Manager (without the use of any proprietary marks or materials) without the prior written consent of Manager (not to be unreasonably withheld).

Section 16.19     Confidentiality. Owner and Manager agree that the terms, conditions, and provisions set forth in this Agreement are strictly confidential. Further, the parties agree to keep strictly confidential any information of a proprietary or confidential nature about or belonging to the other party, or to any Affiliate of such other party, to which such party gains or has access by virtue of the relationship between the parties. Except as disclosure may be required to obtain financing for the Hotel, or as may be required by law or by the order of any government, regulatory authority, or tribunal or otherwise to comply with any legal requirements (including, as necessary, to obtain licenses, permits, and other public approvals required for the operation of the Hotel), each party shall make every effort to ensure that the information described in this Section 16.19 is not disclosed to any outside person or entities (including any announcements to the press) without the prior approval of the other party. It is understood and agreed that this Section 16.19 is not intended to prohibit or limit disclosure of the matters set forth in this Section 16.19 by Owner or Manager (i) to their respective officers, directors, employees, financial advisors, attorneys, accountants, potential lenders, consultants, and representatives on a need-to-know basis, or (ii) as required by any governmental agency or any federal or state law or regulation, or (iii) as required pursuant to the rules of any exchange or securities system on which such party’s (or any of its Affiliates’) shares are traded, or (iv) to the extent legally compelled by legal process. The obligations of this Section 16.19 shall survive any termination of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers.

WITNESS:                    OWNER:

[OWNER], a Delaware limited liability company

By:
Name:
Title:
Date: _______________________________

WITNESS:                    MANAGER:

AMERICAN REALTY CAPITAL HOSPITALITY GRACE PORTFOLIO, LLC,
a Delaware limited liability company

By:
Name:
Title:
Date: _______________________________